Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 3 to Form F-1 (the “Registration Statement”) of our report dated August 14, 2009 (November 20, 2009 as to note 10 and 19) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into Untied States dollar amounts) relating to the consolidated financial statements and financial statements schedule of Trony Solar Holdings Company Limited and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Summary consolidated financial and operating data”, “Selected consolidated financial and operating data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

November 27, 2009